Exhibit 10.52

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 9, 2002 (“Contract Date”) between MEDIA ARTS GROUP, INC., a Delaware corporation (the “Company”) and Herbert D. Montgomery (“Executive”).

WHEREAS, the Company hired Executive on May 14, 2001 to serve as an employee and officer of the Company;

WHEREAS, the Company desires to continue to employ Executive as an employee and officer of the Company and Executive desires to serve as an employee and officer of the Company on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, the parties hereby agree as follows:

1.             Employment and Term.

The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.  The parties agree that the term of employment of Executive by the Company pursuant to this Agreement is three years (the “Contract Term”), which term commenced on January 9,  2002 (“Start Date”) and shall end on January 9, 2005, unless earlier terminated or extended as expressly provided herein (the final date of Executive’s employment, under any circumstances, shall be referred to herein as the “Completion Date”; the actual period of Executive’s employment from Start Date until Completion Date shall be referred to herein as “Employment Period”).

2.             Position and Duties.

The Company shall employ Executive during the Employment Period as Executive Vice President, Chief Financial Officer and Treasurer; provided, however, that Executive may have such other titles in addition to or in lieu thereof as the Company and Executive may mutually agree.  Executive shall report to the Chief Executive Officer of the Company (“CEO”) or, in the event the CEO is determined by the Board of Directors of the Company (“Board”) to be incapacitated for any reason, Executive shall report directly to the Board.  During the Employment Period, Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder.  Executive shall perform his duties at the Company offices in Morgan Hill, California every Monday through Thursday of the Employment Period that Executive is not on vacation, and shall be permitted to work from his home on Friday of each week of the Employment Period. Executive shall have such responsibilities as may from time to time be duly authorized or directed by the CEO or the Board consistent with his position as Executive Vice President, Chief Financial Officer and Treasurer or such other positions as to which he and the Company have mutually agreed.  During the Employment Period, Executive shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries; provided, however, that Executive may engage in charitable, civic or community activities to the extent that such activities do not materially interfere with his duties hereunder, and Executive may serve as a director of any other corporation or other entity only with the consent of the CEO and on the condition that the Executive does not devote a material amount of time to such service or participate in the management or operation of such entity.  Executive agrees to comply with the provisions of the Company’s employee handbook, as it may be revised from time to time during the Employment Period; provided, however, that if there is a conflict between the terms of the handbook and this Agreement, this Agreement will control.  If any provision of the handbook is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of this Agreement.

3.             Compensation and Benefits.

3.1           Base Salary.  During the Employment Period, the Company shall pay to Executive a base salary no less than $300,000 per annum (the “Base Salary”).  Executive’s Base Salary may be increased at the sole discretion of the Board, upon recommendation from the Compensation Committee.  Executive’s Base Salary shall be paid to him according to the regular payroll schedule utilized by the Company with respect to salary payment of the other executives of the Company. The Company shall deduct from all amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s W-4 on file with the Company, as well as any other authorized deductions.  In the event Executive receives any benefits under the Company’s long term disability plan or policy during the Employment Period, any Base Salary accrued during the Employment Period shall be reduced by the amount of the benefits received.

3.2           Participation in the Stock Option Plan.  Executive acknowledges and agrees that he has been granted two separate options to purchase a total of 130,000 shares of Media Arts Group, Inc. common stock pursuant to the Media Arts Group, Inc. 1998 Stock Incentive Plan (“Stock Option Plan”).  Such options are subject to the terms and conditions of the Stock Option Plan and the Incentive Stock Option Agreement (Date of Grant: May 14, 2001 or the Non-Qualified Stock Option Agreement (Date Of Grant: May 14, 2001), as applicable with the exception of  change of control as defined in 4.4.2 at which time such options not currently vested become 100 % vested.  Executive acknowledges that any additional option grants to Executive shall be at the sole discretion of the Board or Committee as defined in the Stock Option Plan, as it may be amended from time to time, or any successor plan, and shall be governed by the terms of the applicable plan and option agreement.

3.3           Employee Benefits. Except as otherwise provided in this Agreement, during the Employment Period Executive shall be entitled to participate in the Company’s employee benefit plans generally available to regular, full-time salaried employees of the Company and any nonqualified deferred compensation plans and management bonus programs generally available to executives and officers of the Company (such benefits being hereinafter referred to as the “Employee Benefits”).  Executive’s participation in the Employee Benefits shall be subject to the terms and conditions of the Employee Benefits including, without limitation, the Company’s right to amend or terminate the Employee Benefits at any time and without notice to participants.

3.4           Employee Art Purchase and Art Bonus Credit Program Enhancement.  During the Employment Period, the Company will provide Executive with an enhancement of the Employee Art Purchase and Art Bonus Credit Program (the “Art Program”) in addition to the four(4) lithographs previously granted on May 14, 2001, as follows: (a) Executive shall be entitled to receive, on each of the three years of the Start Date in the term of this Agreement, provided he is actively employed on that  date, four (4) lithographs of such selection as permitted within and under the terms of the Art Program, at no cost to Executive; and (b) Executive shall receive ten thousand (10,000) Art Bonus Credits upon execution of this Agreement by both parties, subject to use as permitted within and under the terms of the Art Program.

3.5           Automobile Expense Reimbursement.  The Company shall pay Executive an automobile allowance of $1,000 per month for the Employment Period, and Executive agrees that such allowance shall reimburse him for all costs of owning and operating said vehicle, including insurance with the exception of mileage.

3.6           Flexible Time Off/Vacation.   Executive shall be entitled to FTO accrued at the rate of 13.33 hours per month, to be used in accordance with the FTO policy applicable to employees of the Company as in effect from time to time.  Executive agrees to advise the CEO of his anticipated vacation dates within a reasonable period, and such vacation dates shall be subject to approval by the CEO.

3.7           Cellular Telephone.  The Company agrees to provide Executive with a cellular telephone of the Company’s selection, and to pay normal and customary expenses for the business use of the telephone during the Employment Period.

3.8           Life Insurance Enhancement.  The Company will provide Executive with an enhancement of the group term life insurance and supplemental group term life insurance plans generally made available to Company employees as follows:  The Company agrees to pay the premiums for an individual term life insurance policy for Executive, with a death benefit of one million dollars ($1,000,000), during the Employment Period.  Executive understands and agrees that, at the end of the Employment Period, the Company’s obligation to pay premiums for this term life policy shall cease; that he may elect, subject to the terms of the policy, to assume responsibility for such premiums in the event he desires to continue that term life coverage; and that, if he does not assume payment of said premiums, his term life insurance will cease as of the Completion Date.

3.9           Expense Reimbursement.  During the Employment Period, the Company shall reimburse Executive, in accordance with the Company’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

3.10         Living Expenses. In lieu of benefits under the Company’s Relocation Policy, the Company agrees to pay Executive’s lodging expenses, as the term “lodging expenses” is used and defined in the Company’s Travel Policy,  as needed per week during which Executive is physically located and working at the Company’s offices in Morgan Hill from the Start Date until the earlier of the first anniversary date of the Start Date, and the Completion Date.

4.             Termination.

4.1           Death.  Upon the death of Executive, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except as provided in Section 5.2 hereof.

4.2           Disability.  The Company may, in its sole discretion, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for a continuous period of 45 days within any 60  consecutive days within any twelve-month period.  Upon such termination, all obligations of the Company hereunder shall cease, except as provided in Section 5.2 hereof.  In the event of any dispute regarding the existence of Executive’s incapacity hereunder, the matter shall be resolved in good reasonable business judgement by the Board after receiving and reviewing reports submitted by two physicians, one selected by the Executive and one selected by the Company.  Executive agrees that he will submit to appropriate medical examinations for purposes of such determination.

4.3           Termination by the Company.

4.3.1          The Company may terminate Executive’s employment hereunder at any time, whether or not for Cause.  Any termination for Cause shall be authorized by the CEO with approval of the Board ..  Executive shall be given written notice by the Company of the intention to terminate his employment hereunder for Cause (a “Cause Notice”).  Each Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause.  If the basis for such termination is one that is capable of being cured, Executive shall have thirty (30) days after the Cause Notice is given to cure the particular action(s) or inaction(s). If Executive effects a cure to the satisfaction of the CEO with Board approval, exercised in their good faith reasonable business judgement, the CEO with approval by the Board shall provide written notice of the rescission of the Cause Notice, and it shall be of no further force or effect. If, in the sole discretion of the Board, the basis for termination is not one that is capable of being cured, the Cause Notice shall serve as the Notice of Termination and the date thirty (30) calendar days after the date of the Cause Notice shall be the Completion Date for all other purposes of this Agreement.

4.3.2        “Cause” shall mean any one or more of the following:

4.3.2.1       any willful and material failure or refusal by Executive to perform his duties under this Agreement (other than by reason of Executive’s death or disability); excluding, however, any failure by Executive to perform any specific duties because such performance is subject to the existence of or satisfaction of conditions, or the occurrence of events, that are not within Executive’s control;

4.3.2.2       any intentional act of fraud or embezzlement by Executive in connection with his duties hereunder or in the course of his employment hereunder, or the admission or conviction of, or entering of a plea of nolo contendere by, Executive of any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft;

4.3.2.3       any gross negligence or willful misconduct of Executive which in good business judgement determination by the CEO with approval of the Board resulting,  in a loss to the Company or any of their subsidiaries, or in damage to the reputation of the Company or any of their subsidiaries; and/or

4.3.2.4       any material breach by Executive of any of his covenants contained in this Agreement.

4.4           Termination by Executive.

4.4.1        Executive shall be entitled to terminate his employment hereunder for Good Reason or otherwise.  “Good Reason” shall mean any one or more of the following:

4.4.1.1       any failure by the Company to comply with any material provision of this Agreement, including, but not limited to (1) an unconsented change in the reporting structure identified in Paragraph 2 above, (2) a material reduction in Executive’s duties and responsibilities as described in Paragraph 2,or (3) an unconsented change in Executive’s job title such that he is no longer a Senior Executive of the Company ,  which failure has not been cured within thirty (30) days after receipt by the Company of notice from Executive of such noncompliance; or

4.4.1.2       within the twelve (12) months following any Change of Control, as that term is defined below, the assignment to Executive by the Company of a significant amount of duties inconsistent in a material respect with Executive’s position (including titles and reporting responsibilities), authority, duties or responsibilities or any other action which results in a significant and material diminution in such position, authority, duties or responsibilities, unless remedied by the Company within thirty (30) days after receipt of notice thereof given by Executive; or

4.4.1.3       any failure or refusal of a successor to the Company or the purchaser of all, or substantially all, of the assets of the Company to assume the Company’s obligations under this Agreement.

4.4.1.4       the Company relocates the administrative functions of the Company to a location outside the San Francisco Bay Area from the current Morgan Hill ,CA Company location.

4.4.1.5       the requirement the Executive travel away from the San Francisco Bay Area or Morgan Hill CA. In connection with the performance of  his duties for more than 120 days in any given calendar year.

4.4.2        “Change of Control” shall mean (i) the disposition by the Company or its subsidiaries of all or substantially all of its assets, in contemplation of the distribution of the net proceeds of such sale to the Company’s stockholders, or (ii) a merger or consolidation in which the shares of Common Stock are converted into securities of another entity and/or the right to receive cash or other property and as a result of which the stockholders of the Company immediately prior to such transaction own less than 50% of the surviving entity; or (iii) an event after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-j of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities; provided, that, this subparagraph (iii) shall not apply to ownership by (x) any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or (y) ownership by any corporation or entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

4.5           Notice of Termination.  Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof.  “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated

4.6           Completion Date.  “Completion Date” shall mean (i) if Executive’s employment is terminated because of death, the date of Executive’s death; (ii) if Executive’s employment is terminated for disability, the date of such notice to Executive pursuant to Section 4.2 herein; (iii) if Executive’s employment is terminated for Cause pursuant to Section 4.3.1 and 4.3.2, or for Good Reason pursuant to Section 4.4.1 hereof, or for any other reason other than death or disability, the date specified in the Notice of Termination; and (iv) if the parties have not mutually agreed to engage in good faith negotiations as provided hereinafter in Section 5.1, and no other termination of the Agreement occurs prior to the expiration of the Contract Term, January 9, 2005.

5.             Compensation Upon Termination.

5.1           Extension of Agreement.  No less than ninety (90) days prior to January 9, 2005, the Company shall give notice to Executive if it is interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services.  The parties hereby agree that, if both parties are interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services, they will engage in good faith negotiation of such terms.  In the event one or both party(ies) is not interested in extending or renewing the Agreement or entering into a successor agreement for Executive’s services, Executive agrees that he will nonetheless complete the Contract Term to the best of his abilities and will be entitled to one year base salary and benefits as  provided for in this Agreement and additional compensation and/or benefits, if any, in accordance with the terms of the plans and programs of the Company then in effect .

5.2           Death/Disability/Non-Good Reason/Cause Termination Payment.  If Executive’s employment is terminated prior to the end of the Contract Term (i) by reason of Executive’s death or disability,  (ii) by Executive for other than Good Reason, or (iii) by the Company for Cause, Executive shall be entitled to receive only any Base Salary accrued for the time period up to the Completion Date and not previously paid.  Executive’s participation in the Art Program, FTO accrual, life insurance, reimbursement for automobile expense, cellular telephone expense, living expense (if still in effect), and business expenses described in Sections 3.4 through and including 3.10 shall cease on and/or be paid on a pro rata basis, as applicable, through the Completion Date. Executive’s participation in and right and obligations under Employee Benefits pursuant to Section 3.3 shall be governed by the terms of the plans and programs of the Company then in effect; and Executive’s rights and obligations under any incentive stock option agreement and/or non-qualified stock option agreement to which he is a party, including the agreements listed in Section 3.2, shall be governed by the terms and conditions of the applicable option agreement and the terms of the Stock Option Plan then in effect.

5.3           Non-Cause/Good Reason Termination Payment.  If Executive’s employment is terminated prior to the end of the Contract Term by the Company for other than Cause, or by Executive for Good Reason, then Executive shall be entitled to receive the Base Salary for the Contract Term or one year base salary whichever is greater, payable in one lump sum on the next  regularly scheduled  payroll date utilized by the Company with respect to salary payment of the other executives of the Company and beginning after the Completion Date, or according to such other payment schedule as requested by executive and determined in the sole discretion of the Company, In addition the Executive shall be entitled to continued participation for Executive(and Family) for one year in the Company’s welfare benefit plans,.  Executive’s participation in the Art Program, FTO accrual, life insurance, reimbursement for automobile expense, cellular telephone expense, living expense (if still in effect), and business expenses described in Sections 3.4 through and including 3.10 shall cease on and/or be paid on a pro rata basis, as applicable, through the Completion Date except as modified herein; Executive’s participation in and rights and obligations under Employee Benefits pursuant to Section 3.3 shall be governed by the terms of the plans and programs of the Company then in effect except modified herein; and Executive’s rights and obligations under any incentive stock option agreement and/or non-qualified stock option agreement to which he is a party, shall be governed by the terms and conditions of the applicable option agreement and the terms of the Stock Option Plan then in effect except modified herein.

5.4           Executive and Company agree that the salary continuation and other post employment severance payments made pursuant to this Agreement are in the nature of severance payments that would not be reduced by mitigation or other earnings received by Executive after the termination of his employment .

6.             Arbitration.  Any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, Executive’s employment with the Company, the termination of such employment, or otherwise, shall be submitted to binding arbitration before a single arbitrator as set forth in Appendix A attached hereto and incorporated herein in its entirety.  This provision expressly waives all rights to a civil court action before a judge or jury for disputes between Executive and the Company. Company agrees to pay up to $50,000  expenses toward the retention of Counsel and legal fees for the  Executive (“Legal Fees”), should the Executive have any dispute or controversy between the Company and the Executive. Any Legal Fees paid by the Company to Executive under this section shall not be recoverable by the Company under any circumstances.

7.             Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (i) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (ii) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

Media Arts Group, Inc.

900 Lightpost Way

Morgan Hill, CA 95037

Attn: Chief Executive Officer

Facsimile: (408) 201-5082

If to Executive, to:

132 Diablo Ranch Court

Danville, CA  94506-2072

Facsimile: [ 925-552-5244]

8.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.             Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof except as expressly provided and incorporated herein, and supersedes and replaces all prior negotiations, understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

10.           Successors and Assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; the Company may assign this Agreement or any interest herein, by operation of law or otherwise, to (a) any successor to all or substantially all of its equity ownership interests, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise; or (b) any direct or indirect subsidiary of the Company or of any successor referred to in (a) hereof.  Except as stated herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

11.           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of California without regard to principles of conflict of laws.

12.           Amendment and Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.  No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

13.           Modification.  This Agreement may not be extended, renewed, amended or modified other than by a written agreement executed by Executive and the Company, and approved by the Board.

14.           Construction.  Each party has cooperated in drafting and preparation of this Agreement.  Hence, the usual rule of construction, that ambiguities shall be construed against the drafter, shall have no force or effect in interpreting this Agreement.

15.           Confidential Information.  Executive agrees that all styles, designs, customer lists, files, reports, correspondence, records, financial data of any kind and all other confidential documents, regardless of form or medium, (i) developed by Executive, (ii) received by Executive from or on behalf of the Company, or (iii) to which Executive is given access, in the course of Executive’s services hereunder (the “Confidential Information”) shall remain the sole and exclusive property of the Company.  Employee shall keep the Confidential Information strictly confidential and shall not sell, trade, publish or otherwise disclose it to anyone in any manner whatsoever including, without limitation, by means of photocopy, reproduction or electronic media.  Employee agrees that it shall use the Confidential Information only for the purpose of providing his services under this Agreement.  In the event Employee is requested or required to disclose any Confidential Information pursuant to a subpoena in the course of a civil or criminal action, Employee shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order to prevent such disclosure.  Executive expressly agrees that, upon termination of his employment, Executive will return all Confidential Material to the Company.  The parties expressly agree that this provision shall continue after and survive the expiration or termination of this Agreement indefinitely.

16.           Nonsolicitation.  Executive agrees that, for a period of one (1) year following the Completion Date, he will not, without the prior written consent of the Board, directly or indirectly solicit, induce, or attempt to solicit or induce any “Company Person” (defined hereinafter) to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for the purpose of associating with any entity engaged in the business of the Company; or otherwise encourage any Company Person to terminate his/her employment or other relationship with the Company or any of its subsidiaries, affiliates, successors or assigns for any other purpose or no purpose.  As used herein, “Company Person” is defined as a person known to Executive to be a partner, principal, member, employee, officer, director  of the Company, its parent and/or subsidiary corporations, or their affiliates, successors or assigns.  Executive further agrees  that, for a period of one year following the Completion Date, he will not, without the prior written consent of the Board, directly or indirectly use any Company trade secret, Confidential Material, proprietary information, knowledge or data to solicit, induce, or attempt to solicit or induce any person, firms, corporations or entities which were the Company’s customers during the time of his employment with the Company to enter into business arrangements with him or any entity or person with whom he is employed or otherwise affiliated with respect to products or services competitive with those offered or proposed to be offered by the Company on the Completion Date.

17.           Nondisparagement.  Executive agrees that he will not, at any time in the future, disparage or discredit the Company, or Thomas Kinkade, in any  communication, and the Company agrees that it will not, at any time in the future, disparage or discredit Executive in any private communication. Any public communication shall be governed by Securities Exchange Commission rules and regulations and applicable law.

18.           Executive Representations.  Executive represents and warrants that he is not under contract of any kind with any entity or business that would prohibit or restrict him from entering into this Agreement.  Executive further warrants, represents and agrees that he neither has nor will enter into any agreement or other obligation while this Agreement is in effect that might conflict or interfere with the operation of this Agreement or his obligations hereunder.

19.           Legal Representation.  The parties understand that this is a legally binding contract and acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel of their choice prior to execution.

20.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same original instrument.

21.           Indemnification.  Executive agrees that he will indemnify the Company for the costs of defense and any liability that results from his improper conduct as an employee and/or officer including, but not limited to, all conduct outside the course and scope of employment.  The Company agrees that it will indemnify Executive, both during and after the Employment Period, for all actions taken in the course and scope of Executive’s duties under the Agreement, including as a director, to the fullest extent permitted under Delaware Corporation Law, including an undertaking to advance litigation expenses; provided, however, that if the Company’s Certificate of Incorporation and By-Laws impose a lower limit on indemnification, then such documents will control, except to the extent such limit is lower than that imposed under the Company’s current Certificate of Incorporation and By-Laws.  The Company agrees to maintain adequate Directors and Officers Liability Insurance naming Executive as insured, covering claims made with respect to occurrences during the Employment Period and having coverage and policy limits no less favorable to directors and officers than those in effect at the Start Date.

Dated: ____________________	By:	/s/ Anthony D. Thomopoulos
Anthony D. Thomopoulos
Chairman of the Board and Interim CEO

Dated: ____________________		/s/ Herbert D. Montgomery
Herbert D. Montgomery

APPENDIX A

AGREEMENT TO ARBITRATE

                Employee understands and agrees that any dispute arising out of his employment with the Company will be governed by Federal Arbitration Act, 9 U.S.C. §1 et seq., and resolved by a neutral arbitrator in a binding arbitration administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes (“National Rules”), such arbitration to take place within 50 miles of the Company’s offices.

                Executive further understands and agrees that this agreement to arbitrate applies to any claims or disputes Executive may have against the Company (including its shareholders, officers, directors, employees, agents, attorneys, affiliates or benefit plans), and it also applies to any claims or disputes that the Company may have against Executive.  Executive understands and agrees that it applies to all statutory claims, except claims filed under workers’ compensation and unemployment insurance statutes and administrative charges filed under the National Labor Relations Act.  Executive understands and agrees that it is not intended to supersede any binding arbitration provision that may exist in an ERISA benefit plan.  Further, Executive understands and agrees that preliminary injunctive relief and other provisional remedies in aid of arbitration may be sought by either Executive or the Company in a court under applicable state laws.

                Executive and the Company will jointly select the neutral arbitrator in the manner provided in the National Rules.  The arbitrator’s award will be provided in writing, as required by the National Rules.  Discovery will be permitted prior to the arbitration hearing in the nature and manner as the arbitrator considers necessary to obtain a full and fair exploration of the issues in dispute, pursuant to the National Rules.

                Executive understands and agrees that if the Company or Executive files a claim under this arbitration agreement regarding a violation of the Agreement, Executive and the Company shall share equally in the fees and costs associated therewith, including the AAA’s administrative fees for such disputes, and the fees and expenses of the arbitrator.  Executive expressly acknowledges and agrees that this arbitration agreement was freely negotiated and the parties agreed to the cost provisions contained herein with the specific intent of limiting meritless claims.  Each party shall bear its own fees and costs; provided, however, that the prevailing party shall be entitled to recover said fees and costs, including attorneys’ fees, incurred as a result of the arbitration.

                Executive understands and agrees that if the Executive files a claim under this arbitration provision other than for a violation of this Agreement, Executive will pay part of the AAA’s filing fee for disputes arising under employer-promulgated plans, in the same amount that Executive would be required to pay to file a lawsuit in state court.  Under these circumstances, Employer will pay the remaining part of the filing fee, the AAA’s administrative fees for such disputes, and the fees and expenses of the arbitrator, and it will provide the hearing facilities.  Employer acknowledge that the Company’s payment of such fees shall in no way affect the neutrality of the arbitrator, and will stipulate to same prior to the commencement of the arbitration.

                Executive understands that a claim under this arbitration provision must be filed with the AAA within the time limit established by the applicable statute of limitations.  Executive understands and agrees that any claim not filed within the applicable time limit will be waived.

                Executive understands that this arbitration provision and requirement that arbitration be used instead of a court as the forum in which to resolve employment disputes does not limit any of Executive’s statutory rights or remedies, except the right to file a lawsuit in court, or receive a remedy arising in any lawsuit in court.

                Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive.